Exhibit 16.1

December 23, 2024

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Elevai Labs Inc., Ltd.’s Form 8-K dated December 23, 2024, and we agree with the statements set forth in the Form 8-K, insofar as they relate to our firm. We have no basis to agree or disagree with other statements made by the registrant contained therein.

Very truly yours,

/s/ TPS Thayer LLC
TPS Thayer LLC
Sugar Land, Texas